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                                                                   EXHIBIT 3.2


                        CERTIFICATE OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF
                               NOTIFY CORPORATION


     Paul F. DePond and Gerald W. Rice hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of Notify Corporation, a California corporation (the "Corporation" or the "Company").

     TWO: That Article I of the Company's Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

                                       "I

     The name of the Corporation is Notify Technology Corporation."

     THREE: The foregoing amendment of the articles of incorporation has been duly approved by the Board of Directors of this Company.

     FOUR: The foregoing amendment of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 3,547,237 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock.

     We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

     Executed at San Jose, California, on February 26, 1998.


                              /s/ Paul F. DePond
                              ------------------
                              Paul F. DePond, President


                              /s/ Gerald W. Rice
                              ------------------
                              Gerald W. Rice, Secretary